UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  April 24, 2019 (April 18, 2019)

Basanite, Inc.

(Exact Name of Registrant as Specified in its Charter)

Nevada	000-53574	20-4959207
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(I.R.S Employer Identification Number)

2041 NW 15thAvenue, Pompano Beach, Florida

(Address of Principal Executive Offices) (Zip Code)

855-232-3282

(Registrant’s Telephone Number, including Area Code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

☐

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 18, 2019, the Board of Directors of Basanite, Inc. (the “Company”) appointed the Honorable Gregory G. Nadeau as a member of the Company’s Board of Directors. Mr. Nadeau has not been appointed to any committees of the Board of Directors as of the date of this filing.

A summary of Mr. Nadeau’s biography follows:

From August 2015 until January 2017, Mr. Nadeau served as the 19th Administrator of the Federal Highway Administration of the United States after serving as Deputy Administrator from 2009 and Acting Administrator since December of 2013. He was appointed by President Barack Obama and unanimously confirmed by the Environment and Public Works Committee and the U.S. Senate.

Mr. Nadeau founded Infrastructure Ventures LLC (“IV”) in February of 2017 following 35 years of service in senior leadership positions and policy roles in government at the federal and state levels. IV invests in and provides market development services to companies and private sector innovators in the infrastructure sector (with a special focus on the highway and bridge sector). For the last fifteen years of his career in public service, he became a leading national expert in transportation project delivery and technology innovation deployment in a sector that well exceeds $100 billion annually.

During his tenure at FHWA, Mr. Nadeau was the architect and oversaw the administration of the Every Day Counts (EDC) innovation partnership with the States. EDC was designed to reduce project delivery time and accelerate the rapid deployment of innovative technology using a state-based model. Partnering with FHWA teams across the nation on the implementation of EDC are state DOT and local partners, as well as stakeholders in the private and non-profit transportation sectors. EDC strategies and technologies provide state and local governments with innovative solutions that are saving time, saving money, and saving lives.

Before joining FHWA, Mr. Nadeau served as the Maine Department of Transportation's Deputy Commissioner for Policy, Planning and Communications from 2003-2009. Mr. Nadeau also served as Senior Policy Advisor to Governor Angus King from 1995 to 2001. Mr. Nadeau also served in the Maine House of Representatives for 12 years from 1978 to 1990.

Family Relationships

There are no family relationships between any of the Company’s directors or officers and Mr. Nadeau.

Related Party Transactions

There are no related party transactions with respect to Mr. Nadeau and the Company reportable under Item 5.02 of Current Report on Form 8-K and Item 404(a) of Regulation S-K.

Compensatory Arrangements

On April 18, 2019, the Company granted Mr. Nadeau a non-qualified option to purchase up to 500,000 shares of the Company’s common stock (the “Option”) with an exercise price of $0.59 per share, which was the closing price of the Issuer’s common stock on April 18, 2019. Mr. Nadeau’s right to exercise the Option for all of the shares underlying the Option vested immediately and the Option is exercisable for the shorter of (i) five years from the date of issuance or (ii) one year from the date Mr. Nadeau ceases to serve as a member of the Company’s Board of Directors.

Item 8.01.   Other Events.

On April 23, 2019, the Company issued a press release announcing the appointment of Richard Krolewski as the Company’s new President and Chief Executive Officer and member of the Board of Directors. A copy of the press release is filed as Exhibit 99.1 hereto and incorporated herein by reference in its entirety. Further information regarding the appointment of Mr. Krolewski may be found in the Current Report on Form 8-K filed by the Company on April 23, 2019.

On April 24, 2019, the Company issued a press release announcing the appointment of Mr. Nadeau as a member of the Board of Directors. A copy of the press release is filed as Exhibit 99.2 hereto and incorporated herein by reference in its entirety.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release of Basanite, Inc. issued on April 23, 2019.
99.2	Press release of Basanite, Inc. issued on April 24, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 24, 2019

BASANITE, INC.

By:	/s/ David Anderson
David Anderson
Chief Operating Officer